Exhibit 99.1

SITO Mobile Reports 28% Increase in Revenues for Second Quarter

New senior leadership to deploy differentiated data-driven strategy focused on large, multi-year recurring revenue opportunities with Fortune 500 brands and tier-1 agencies

JERSEY CITY, N.J., August 14, 2017 -- SITO Mobile Ltd. (NASDAQ:SITO), a leading mobile engagement platform provider, announced today its financial results for the second quarter and six months ended June 30, 2017.

Three Months Ended June 30, 2017 and Recent Business Highlights

●	Total revenues for the three months ended June 30, 2017 increased by $2.4 million, or 28%, to $10.8 million, compared to total revenues of $8.4 million in the corresponding period of 2016

●	Reported results include approximately $1.8 million in non-recurring expenses related to professional fees incurred for the investigation of former executives, the class action lawsuits and the contested solicitation process

●	On June 26, 2017, the Company appointed Thomas J. Pallack as Chief Executive Officer, Mark Del Priore as Chief Financial Officer and William Seagrave as Chief Operating Officer, proven leaders with a broad range of experiences that are uniquely suited for SITO to strategically transition the Company and accelerate the Company’s growth and expansion plans

●	Under our new leadership, and subsequent to the three month period ended June 30, 2017, the Company has consummated multimillion dollar insights-driven transactions with large brands, initiated a preferred agency partnership for data and media solutions, and established a CMO advisory board to consist of globally known industry experts

●	On July 28, 2017, the Company completed a $6.0 million registered direct offering, the proceeds of which were used to, among other things, repay the entire principal amount outstanding, together with accrued and unpaid interest, under the Company’s senior secured indebtedness

Tom Pallack, SITO’s Chief Executive Officer commented, “My clear mission as SITO’s new CEO is to drive long-term growth and unlock sustainable value for all our stakeholders. Since the end of June, the new SITO leadership team has begun implementing new initiatives that leverage the full capabilities of our innovative technology platform with the goal of differentiating us within the industry. The key element of our new strategy is the leveraging of our unique end-to-end technology platform and the proprietary data and analytics it assembles to help brands drive more effective campaigns.”

“SITO’s experienced leadership team has the track record, relationships and know-how to properly market this highly differentiated data-driven offering and we have begun repositioning our teams to focus on large, multi-million dollar transactions that are syndicated over multiple years with recurring revenues,” Pallack added. “At the end of the second quarter, we began aggressively marketing SITO’s mobile data capabilities to Fortune 500 Brands and leading agencies. In the first 45 days of this effort, we have closed multiple transactions that are substantially larger than any transaction in SITO’s history. Transactions like these, featuring larger campaigns with more significant customers, better leverages our business model. Over time, we believe securing larger wins will help us expand margins and drive profitability.”

“Over the long-term, these larger, multi-year deals will provide us with a more stable foundation to accelerate growth and drive increased visibility into future revenues,” Pallack concluded. “In the near term, as we advance our strategic transition efforts, we will be focused on securing new business. The announcement of new customers and larger deals will be the most effective way to track our progress until our backlog reaches a level that provides us enough insight to offer accurate guidance. Based on our bookings to date, we expect third quarter revenues to increase year-over-year and be sequentially higher than the second quarter, and our operating and net losses should narrow in the absence of $1.8 million in non-recurring costs related to activities that occurred and concluded in the second quarter.”

Second Quarter Financial Summary

Total revenues for the three months ended June 30, 2017 increased by $2.4 million, or 28%, to $10.8 million, compared to total revenues of $8.4 million in the corresponding period of 2016. This increase was driven primarily by the increase in media placement revenue as the Company continued to expand its direct sales force and increase our customer base.

Loss from operations for the three months ended June 30, 2017 was $2.8 million, which includes $1.8 million in non-recurring expenses in connection with professional fees incurred for the investigation of the Company’s former executives, class action lawsuits and the contested solicitation process.

Net loss for the three months ended June 30, 2017 was $3.5 million, or ($0.17) per basic and diluted share, compared to net income of $0.7 million, or $0.04 per basic and diluted share, for the corresponding period of 2016. The decline in net income was primarily due to non-recurring professional fees and an increase in headcount.

Year to Date Financial Summary

Total revenues for the six months ended June 30, 2017 increased by $4.0 million, or 30%, to $17.4 million, compared to total revenues of $13.4 million in the corresponding period of 2016. This increase was driven by an increase in media placement revenues, as the Company continued to expand its direct sales force and increase its customer base.

Loss from operations for the six months ended June 30, 2017 was $5.5 million, which includes $2.7 million in non-recurring expenses related to professional fees incurred for the investigation of former executives, the class action lawsuits and the contested solicitation process.

Net loss for the six months ended June 30, 2017 was $6.5 million, or ($0.32) per basic and diluted share, compared to $0.4 million, or ($0.03) per basic and diluted share, for the corresponding period of 2016. The decline in net income was primarily due to non-recurring professional fees and an increase in headcount.

Balance Sheet Summary

The Company completed the quarter with $3.2 million in cash and cash equivalents compared to $8.7 million at December 31, 2016. Management believes that our current cash levels and our cash flows from future operations will be adequate to meet anticipated working capital needs, anticipated levels of capital expenditures and contractual obligations for the next twelve months.

On July 28, 2017, and subsequent to the end of the second quarter, the Company completed a $6.0 million registered direct offering. On August 1, 2017, the Company used approximately $4.9 million of the proceeds of raised from this offering to prepay in full all outstanding principal, accrued and unpaid interest due through the date of repayment and termination fees payable with respect to the Company’s senior secured indebtedness.

Conference call information:

Date: Monday, August 14, 2017

Time: 4:30 p.m. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-8293

Dial in Number for International Callers (Outside U.S. & Canada): 201-689-8349

The conference call will also be webcasted live on the Investor Relations section of SITO’s IR web site at http://ir.sitomobile.com/ir-calendar.

Participating on the call will be SITO Mobile's Chief Executive Officer, Thomas Pallack; Chief Financial Officer, Mark Del Priore and Chief Operating Officer, Bill Seagrave. The Company plans to issue an earnings release prior to the call. To join the live conference call, please dial into the above referenced telephone numbers five minutes prior to the scheduled conference call time.

A replay will be available for two weeks starting at approximately 8 p.m. ET on August 14, 2017. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 for international callers. The conference ID# is 13668198.

About SITO Mobile, Ltd.

SITO Mobile is transforming the manner in which brands connect with consumers in the real world by developing a mobile engagement platform that drives awareness, loyalty, and ultimately sales. In an increasingly mobile-first culture, SITO Mobile delivers proven location-based advertising solutions to Fortune 500 brands and agencies. Through innovation, the company uses proprietary data to build cutting edge, in-house technology, arming clients with the best resources for successful campaigns. Using in-store targeting, proximity targeting, geo-conquesting and attribution data, the platform creates audience profiles to develop measurable hyper-targeted campaigns for brands. SITO’s real-time location-based marketing technology gives us the unique advantage of understanding and shaping the future of retail and consumer behavior.

For more information, visit www.sitomobile.com.

Contacts:

Investor Relations

Rob Fink

Hayden IR

Phone: 646.415.8972

Email: SITO@haydenir.com

Source: SITO Mobile, Ltd.

Released August 14, 2017

SITO Mobile, Ltd.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Media placement	$10,725,454	$8,297,880	$17,247,586	$13,159,380
Licensing and royalties	78,667	125,946	201,496	261,365
Total revenue	10,804,121	8,423,826	17,449,082	13,420,745

Costs and Expenses
Cost of revenue	5,626,862	3,770,916	9,021,923	6,214,053
Sales and marketing	3,735,131	2,690,959	7,212,042	4,814,733
General and administrative	4,087,978	1,204,559	6,418,432	2,880,004
Depreciation and amortization	120,923	149,871	282,687	304,376

Total costs and expenses	13,570,894	7,816,305	22,935,084	14,213,166

(Loss) income from operations	(2,766,773)	607,521	(5,486,002)	(792,421)

Other Income (Expense)
Interest expense	(352,147)	(445,091)	(743,761)	(884,891)

Net (loss) before income taxes	(3,118,920)	162,430	(6,229,763)	(1,677,312)

Provision for income taxes	-	-	-	-

Net (loss) income from continuing operations	(3,118,920)	162,430	(6,229,763)	(1,677,312)

Discontinued Operations
(Loss) income from operations of discontinued component	(367,008)	562,825	(315,632)	1,231,871
Income tax benefit	-	-	-	-

Net (loss) income from discontinued operations	(367,008)	562,825	(315,632)	1,231,871

Net (loss) income	$(3,485,928)	$725,255	$(6,545,395)	$(445,441)

Basic net income (loss) per share
Continuing operations	(0.15)	0.01	(0.30)	(0.10)
Discontinued operations	(0.02)	0.03	(0.02)	0.07
Basic net loss per share	$(0.17)	$0.04	$(0.32)	$(0.03)

Basic weighted average shares outstanding	20,693,809	17,355,478	20,687,463	17,288,445

Diluted earnings (loss) per share
Continuing operations	-	0.01	-	-
Discontinued operations	-	0.03	-	-
Diluted net earnings (loss) per share	$-	$0.04	$-	$-

Diluted weighted average shares outstanding	-	19,831,509	-	-

SITO Mobile, Ltd.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$3,176,550	$8,744,545
Accounts receivable, net	9,980,386	8,842,256
Other prepaid expenses	540,183	229,039
Assets from discontinued operations - net	14,390	870,716

Total current assets	13,711,509	18,686,556

Property and equipment, net	500,581	410,688

Other assets
Capitalized software development costs, net	1,852,959	1,698,992
Intangible assets:
Patents	478,517	461,730
Patent applications cost	836,785	854,088
Other intangible assets, net	1,303,507	1,439,007
Goodwill	6,444,225	6,444,225
Deferred Loan costs, net	20,395	37,676
Other assets including security deposits	92,420	112,362

Total other assets	11,028,808	11,048,080

Total assets	$25,240,898	$30,145,324

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,109,088	$3,184,237
Accrued expenses	1,935,235	2,180,944
Deferred revenue, current portion	408,225	245,407
Other current liabilities, including security deposit	7,500	-
Current obligations under capital lease	3,576	3,446
Note payable, net - current portion	4,399,981	2,896,893
Liabilities from discontinued operations - net	266,011	607,236

Total current liabilities	13,129,616	9,118,163

Long-term liabilities
Obligations under capital lease	936	2,756
Deferred revenue, noncurrent portion	985,685	-
Note payable, net	-	3,952,827

Total long-term liabilities	986,621	3,955,583

Total liabilities	14,116,237	13,073,746

Commitments and contingencies - See notes 16

Stockholders’ Equity

Preferred stock, $.0001 par value, 5,000,000 shares authorized; none outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares authorized, 20,715,564 shares issued and outstanding as of June 30, 2017 and $.001 par value; 100,000,000 shares authorized, 20,681,047 shares issued and outstanding as of December 31, 2016	20,715	20,680
Additional paid-in capital	158,428,152	157,829,709
Accumulated deficit	(147,324,206)	(140,778,811)

Total stockholders’ equity	11,124,661	17,071,578

Total liabilities and stockholders’ equity	$25,240,898	$30,145,324

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